Exhibit 10.4

August 20, 2018

Ms. Nicola Shannon

3 Laird Road

Medford, MA

02155

Dear Nikki:

It is my pleasure to extend the following offer of employment to you on behalf of NeuroBo Pharmaceuticals, Inc.  This offer is contingent upon our receipt of positive reference checks and our lawful pre-employment checks, which will government required identity checks.  By signing below, you agree to execute any necessary consents to perform such checks.

Title: VP of Clinical Operations.  This position is a full-time position and is classified as “exempt” for purposes of the wage and hour laws.  Therefore, your salary is intended to cover all hours worked and you are not entitled to overtime pay for hours worked over forty (40) in a workweek or overtime as otherwise mandated by applicable state law.  We will review opportunities for advancement and promotion annually.

Reporting Relationship:  The position will report to the Chief Medical Officer

Base Salary:  Your compensation will be paid bi-weekly each month.  The bi-weekly amount will be $10,192.31, which is equivalent to $265,000 on an annual basis, and subject to deductions for taxes and other withholdings as required by law or the policies of the company.

Bonus Potential:  The company has discretion to award you a bonus of up to 25% of your then-current annual base salary.  The actual amount of such bonus, if any, being determined by the Company in its sole discretion.  The company may take into consideration its assessment of your performance and that of the Company against goals established by the Board.  Any bonus awarded during this calendar year would be prorated.  Additional details regarding bonuses will be provided to you upon commencing employment.

Confidentiality Agreement:  Our standard confidentiality agreement must be signed prior to your start date.

Company Policies and Benefits:  During your employment, you will be subject to all of the policies, rules and regulations applicable to employees of the company, as they currently exist and subject to any future modifications in the company’s discretion.  Consistent with the company’s practices and in accordance with the terms of applicable benefit plans, your will benefits include:

•                  Benefits:  The company is in the process of developing and implementing competitive medical, life, disability and dental insurance coverages, based on a to be developed company policy and the applicable plan documents.  Eligibility for other benefits, including the 401(k) will generally take place pursuant to a new company policy.  Employee contribution to payment for benefit plans is determined annually.  Until the new company policy and coverages are in place, we will reimburse 100% of your current COBRA medical and dental premiums.

•                  Stock Options:  The company expects to implement a stock option plan in the future.  No stock options are currently available at this time.

•                  Paid Time Off:  The company is in the process of developing its paid time off policy.  We anticipate that our policy will provide for the equivalent of three to four weeks of paid time off on an annual basis, in accordance with the new policy.

Start Date:  August 20, 2018

Your employment with NeuroBo Pharmaceuticals, Inc. is at-will and either party can terminate the relationship at any time with or without cause and with or without notice.  This offer letter is merely a summary of the principal terms of our employment offer and is not a contract of employment for any definite period of time.  This letter supersedes any prior or subsequent oral or written representations regarding the terms of potential employment with the company.

If you are in agreement with the above outline, please sign below.  This offer is in effect until Wednesday, August 23, 2018.  Please contact me if you have any questions.

Signatures:
NeuroBo Pharmaceuticals, Inc.

By: John L. Brooks III
Date: 08/20/18

Nicola Shannon

Date: